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                                                                       Exhibit 8






                                [Letterhead of]

                            CRAVATH, SWAINE & MOORE






                                                               November 20, 1995


                              The Pittston Company
                              --------------------

Dear Sirs:

                  As counsel for The Pittston Company, a Virginia corporation ("Pittston"), we have prepared the description (under the heading "Certain Federal Income Tax Considerations") of the Federal income tax consequences of the Brink's Stock Proposal as set forth in the Preliminary Proxy Statement and Prospectus dated November 20, 1995 (the "Proxy Statement"), contained in the Registration Statement on Form S-4 of Pittston of which this exhibit forms a part. We confirm that such description fairly represents our opinion as to the Federal income tax matters discussed therein. Our opinion is based upon representations made by Pittston in the Proxy Statement.
                  We are aware that we are referred to under the headings "Certain Federal Income Tax Considerations" and "Legal Opinions" in the Proxy Statement, and we hereby consent to the use of our name in the Proxy Statement and the filing of this opinion as an exhibit to the related Registration Statement.

                                                     Very truly yours,


                                                     /s/ Cravath, Swaine & Moore


The Pittston Company
      100 First Stamford Place
           P.O. Box 120070
                Stamford, CT 06912-0070

In care of Mr. Gary R. Rogliano
      Vice President, Controllership
      and Taxes

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